                                                                     Exhibit 2.2

                             ACQUISITION AGREEMENT


                                  BY AND AMONG


                          NATIONAL MEDIA CORPORATION,
                     PAUL MEIER, SUSAN BARNES, ALAN MEIER,
                             AND TANCOT PTY LIMITED



                            DATED AS OF MAY 30, 1996



A PORTION OF THE PURCHASE PRICE PAYABLE HEREUNDER CONSISTS OF SHARES OF NATIONAL MEDIA CORPORATION COMMON STOCK. SUCH COMMON STOCK HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND ARE BEING OFFERED PURSUANT TO ONE OR MORE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING A SAFE HARBOR EXEMPTION FROM REGISTRATION UNDER REGULATION S ("REGULATION S") PROMULGATED UNDER THE SECURITIES ACT. SUCH SHARES OF COMMON STOCK MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN REGULATION S) UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                               TABLE OF CONTENTS

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                                                                            Page

ARTICLE 1
    1.1     Acquisition of Stock                                            2
    1.2     Directors and Officers                                          2
    1.3     Consideration for Sale of Shares                                2
    1.4     Taking of Necessary Action; Further Action                      4
    1.5     Material Adverse Effect; Ordinary Course of Business            4
    1.6     Tax Consequences                                                4
ARTICLE 2
    2.1     Organization and Qualification; Subsidiaries                    4
    2.2     Organizational Documents                                        5
    2.3     Capitalization                                                  5
    2.4     Authority Relative to this Agreement                            5
    2.5     No Conflict; Required Filings and Consents                      6
    2.6     Compliance                                                      7
    2.7     Financial Statements                                            7
    2.8     Absence of Certain Changes or Events                            7
    2.9     No Undisclosed Liabilities and Commitments                      8
    2.10    Intentionally Omitted
    2.11    Absence of Litigation                                           8
    2.12    Employee Benefit Plans; Employment Agreements                   8
    2.13    Labor Matters                                                   9
    2.14    Intentionally Omitted
    2.15    Restrictions on Business Activities                             9
    2.16    Title to Property                                               9
    2.17    Taxes                                                           10
    2.18    Environmental Matters                                           11
    2.19    Brokers                                                         12
    2.20    Full Disclosure                                                 12
    2.21    Intellectual Property                                           12
    2.22    Interested Party Transactions                                   14
    2.23    Insurance                                                       14
    2.24    Investment Purpose                                              15
    2.25    Reliance on Exemptions                                          15

                                      (i)

    2.26    Information                                                     15
    2.27    Offshore Transaction                                            15
    2.28    Intentionally omitted
    2.29    No Scheme to Evade Registration                                 15
    2.30    Legend on Securities                                            16

ARTICLE 3
    3.1     Organization and Qualification                                  16
    3.2     Authority Relative to this Agreement                            16
    3.3     No Conflict; Required Filings and Consents                      17
    3.4     Certificate of Incorporation and By-laws                        17
    3.5     Capitalization                                                  17
    3.6     Compliance; Permits                                             18
    3.7     SEC Filings; Financial Statements                               18
    3.8     Absence of Certain Changes or Events                            19
    3.9     Restrictions on Business Activities                             19
    3.10    Title to Property                                               19
    3.11    Full Disclosure                                                 20
    3.12    No Undisclosed Liabilities                                      20
    3.13    Absence of Litigation                                           20
    3.14    Insurance                                                       20
    3.15    Intentionally Omitted
    3.16    Taxes                                                           20
    3.17    Brokers                                                         21
    3.18    No Stockholder Vote                                             21
    3.19    Employee Benefit Plans                                          21
    3.20    No Directed Selling Efforts in Regard to this Transaction       22
ARTICLE 4
    4.1     Conduct of Business by the Companies Pending the Acquisition    23
    4.2     No Solicitation or Sale of Share Capital or Business
            Assets                                                          25
    4.3     Conduct of Business by Parent Pending the Acquisition           26
    4.4     Intentionally Omitted
ARTICLE 5
    5.1     Intentionally Omitted
    5.2     Access to Information                                           26
    5.3     Consents; Approvals                                             26
    5.4     Notification of Certain Matters                                 26
    5.5     Further Action                                                  27
    5.6     Public Announcements                                            27

                                     (ii)



                                                                            Page

    5.7     Listing of Parent Common Stock                                  27
    5.8     Conveyance Taxes                                                27
ARTICLE 6
    6.1     Conditions to the Consummation of this Agreement                27
    6.2     Additional Conditions to Obligations of Parent                  28
    6.3     Additional Conditions to Obligations of the Holders             30
ARTICLE 7
    7.1     Termination                                                     31
    7.2     Effect of Termination                                           32
    7.3     Fees and Expenses                                               32

ARTICLE 8
    8.1     Survival                                                        32
    8.2     Indemnification                                                 33
    8.3     Conditions of Indemnification for Third Party Claims            33
    8.4     Payment of Claims                                               34
    8.5     Set-Off                                                         34
    8.6     Limitation of Liability                                         34
ARTICLE 9
    9.1     Disclosure Schedules                                            35
    9.2     Notices                                                         35
    9.3     Certain Definitions                                             36
    9.4     Amendment                                                       37
    9.5     Waiver                                                          37
    9.6     Headings                                                        37
    9.7     Severability                                                    37
    9.8     Entire Agreement                                                37
    9.9     Assignment                                                      37
    9.10    Parties In Interest                                             38
    9.11    Failure or Indulgence Not Waiver; Remedies Cumulative           38
    9.12    Governing Law                                                   38
    9.13    Counterparts                                                    38
    9.14    Joint Participation                                             38
    9.15    Exhibits and Schedules                                          38
ARTICLE 10
    10.1    Software Rights                                                 38
    10.2    Certain Trademark Rights                                        38
    10.3    Waiver of claims by Companies Against Holders                   39
    10.4    Removal of Guarantees                                           39

                                     (iii)


                             ACQUISITION AGREEMENT

     Acquisition Agreement, dated as of May 30, 1996 (this "Agreement"), by and among National Media Corporation, a Delaware corporation ("Parent" or "National Media"), Paul Meier, an individual residing in New Zealand ("PM"), Susan Barnes, an individual residing in New Zealand ("SB"), Alan Meier, an individual residing in Australia ("AM"), and Tancot Pty Limited (ACN 059 311 278), an Australian corporation ("TPL").

     PM, SB, AM and TPL are hereinafter sometimes collectively referred to as the "Shareholders" or the "Holders".


                                  WITNESSETH:

     WHEREAS, PM, SB, AM and TPL collectively beneficially own all of the issued and outstanding share capital of Suzanne Paul Holdings Pty Limited(ACN 003 168
474), an Australian corporation ("Holdings"), PM, SB, TPL and Holdings collectively own all of the issued and outstanding share capital of Suzanne Paul (Australia) Pty Limited (ACN 003 294 764), an Australian corporation ("SP Australia");and Holdings owns all of the issued and outstanding capital stock of Telemall Shopping Pty Ltd (ACN 071 703 878), an Australian corporation ("Telemall");

     WHEREAS, Holdings, SP Australia and Telemall operate a direct marketing/infomercial business out of Sydney, Australia and doing business throughout Australia;

     WHEREAS, National Media desires to acquire (i) all of the issued and outstanding share capital of Holdings from PM, SB, AM and TPL and (ii) such of the issued and outstanding capital stock of SP Australia owned by PM, SB and TPL for the purpose of continuing the business being conducted by Holdings, Telemall and SP Australia.

     WHEREAS, the Board of Directors of National Media has determined that it is advisable and in the best interests of its stockholders for National Media to acquire such share capital of each of Holdings and SP Australia upon the terms and subject to the conditions set forth herein; and

     WHEREAS, as an inducement to National Media's willingness to enter into this Agreement, each of PM, SB and AM is hereby agreeing to terminate his/her existing employment agreement(s) with the Companies (as hereinafter defined) and AM is agreeing to enter into a new five-year employment agreement in substantially the form attached hereto as Exhibit A.

     Holdings, SP Australia and Telemall are sometimes collectively referred to as the "Companies".

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, National Media and the Shareholders hereby agree as follows:

                                   ARTICLE 1.

     Section 1.1   Acquisition of Stock.
                   --------------------

             (a) At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, the Shareholders shall sell, transfer and assign or cause to be sold, transferred and assigned all of the issued and outstanding share capital of Holdings and all of the capital stock of SP Australia beneficially owned by them (the "Australian Shares") to National Media or its assignee. Such sale and transfer shall be made in exchange for the consideration described in Section 1.3 below.

             (b) Subject to the satisfaction or waiver of the conditions set forth in Article 6 hereof, the consummation of the sale and transfer of the Australian Shares will take place on or before July 2, 1996, at the offices of Gadens Ridgeway in Sydney, Australia or such place or places as shall be agreed by the parties hereto (the date of the consummation of the purchase and sale of the Australian Shares hereunder is hereinafter referred to as the "Effective Time").

     Section 1.3   Directors and Officers. Concurrent with the Effective Time,
                   ----------------------
the boards of directors of each of the Companies shall be elected by National Media; provided, however, that such boards of directors shall each consist of seven (7) persons and shall include PM, SB and AM on each board;

     Section 1.2   Consideration for Sale of Shares.
                   --------------------------------

             (a) In exchange for the Australian Shares, at the Effective Time, National Media shall deliver to the Shareholders, on a pro rata basis based on their respective effective ownership interest in the Companies, as determined by them, or for their benefit, as described below, the following:

                   (i) 81,228 shares of National Media common stock plus an amount equal to all dividends and other distributions or rights which would have been payable or issuable with respect to such shares of common stock from April 30, 1996 until the Effective Time if such shares of common stock were outstanding during such period; and

                   (ii) a promissory note in the principal amount of US$2,800,000, with interest at the rate of six (6%) percent per annum, payable on or before December 5, 1996 (the "Promissory Note").

             (b) The shares of National Media Common Stock to be delivered to the Shareholders pursuant to (a) above shall hereinafter be referred to as the "NM Shares".

             (c)   In addition to the foregoing consideration,

                   (i) if the consolidated "After Tax Net Income" (as hereinafter defined) of the Companies for the twelve (12) month period ending March 31, 1997 ("the "1997 Fiscal Year") equals or exceeds US$2,074,800, then an additional amount on account of the purchase price shall be payable hereunder in an amount equal to two and one-half (2.5) times the amount by which the Companies' consolidated After Tax Net Income for the 1997 Fiscal Year exceeds US$1,729,000, but in no event shall the aggregate amount on account of the additional purchase price payable pursuant to this Section 1.3(c) pertaining to the 1997 Fiscal Year exceed US$864,500.

                   (ii) if the consolidated average After Tax Net Income of the Companies for the twelve (12) month period ending March 31, 1998 (the "1998 Fiscal Year") and the 1997 Fiscal Year equals or exceeds US$2,074,800, then an additional amount on account of the purchase price shall be payable pursuant to this Section 1.3(c) in an amount equal to US$1,729,000, less any amount previously paid relating to the 1997 Fiscal Year as calculated pursuant to (i) above.

         The allocation of such amount, if any, payable hereunder among the Holders shall be on the same basis as the consideration paid pursuant to (a) above. The currency exchange ratio to be utilized to convert the Companies' After Tax Net Income from AUS$ to US$ shall be average foreign exchange rate during the entire applicable fiscal year (as determined in connection with the audit of Parents' and the Companies' financial statements.

         Any such additional purchase price shall be payable (i) as soon as practicable following the audit of the Companies' financial statements for each of the 1997 and 1998 Fiscal Years; and (ii) solely in shares of National Media common stock valued for purposes hereof at its prior twenty trading day average closing price on the New York Stock Exchange as of March 31, 1997 and 1998 respectively. The Shareholders shall also be entitled to an amount equal to all dividends and other distributions or rights which would have been payable or issuable with respect to such shares of common stock between March 31, 1997 or 1998, as applicable, and the actual issuance of such shares to the Shareholders. No interest shall accrue or be payable with respect to the additional purchase price payable hereunder (including, without limitation, any amounts payable in lieu of dividends or distributions pursuant to the immediately preceding sentence).

         For purposes hereof, "After Tax Net Income" shall be defined as follows:

         Net income, after payment/satisfaction of, or accrual for, all applicable taxes, etc, determined in accordance with ASGAAP (as hereinafter defined), applied on a basis consistent with the audit of the periods ended March 31, 1996. Parent and the other parties hereto agree that Parent shall not negatively impact the calculation of After Tax Net Income by causing the Companies to incur any expenses or expenditures which do not directly relate to the operation of their respective businesses and which are consistent with the Companies' ordinary course of business, as carried on prior to the Effective Time, with such adjustments thereto as are necessary to take into account any requirement of law or regulation applicable to the Companies. Notwithstanding the foregoing, Parent shall have the ability to charge to the Companies' intercompany charges which are reasonable and which reflect actual value given. In any event, the costs of the audit of the Companies' financial statements for the periods ended March 31, 1996 shall not effect the calculation of After Tax Net Income for the 1997 or 1998 Fiscal Years.

             The Shareholders shall have the opportunity to comment upon the calculation of After Tax Net Income for the subject periods. And if there is any dispute between the Shareholders and Parent, it shall be resolved by an independent person nominated by the President of the Law Society of New South Wales.

     Section 1.4   Taking of Necessary Action; Further Action. Each of the
                   ------------------------------------------
parties hereto in good faith will take, at or prior to the Effective Time, all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated hereby in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest National Media or its assignee or nominee with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the businesses being conducted by the Companies, the officers and directors of the Companies are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     Section 1.5   Material Adverse Effect; Ordinary Course of Business. When
                   ----------------------------------------------------
used in connection with any of the Companies, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect", or any derivation thereof, means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of such Company or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

     When used in connection with any of the Companies or Parent or any of its subsidiaries, as the case may be, the term "ordinary course of business", or derivations thereof, means the normal conduct of business consistent with past practice except that no action which is contrary to law, order, rule or regulation or otherwise contrary to commercial reasonableness shall be considered to be in the ordinary course of business.

     Section 1.6 Tax Consequences.  The consideration to be paid for the
                -----------------
Australian Shares hereunder reflects the price that Parent would have paid even if all such consideration had been payable hereunder at the Effective Time and does not reflect any greater amount payable on account of the timing of the payment of any additional purchase price.

                                   ARTICLE 2

                 Representations and Warranties of the Holders

     Each Holder hereby, jointly and severally, represents and warrants to Parent (which representations and warranties shall be true and correct on the date hereof and at the Effective Time), as follows:

     Section 2.1   Organization and Qualification; Subsidiaries. Each Company is
                   --------------------------------------------
a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, consents, certificates, approvals, exemptions and orders (collectively "Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized and existing or to have such power, authority and Approvals would not or is not reasonably likely to have a Material Adverse Effect. Each of the Companies is in compliance with the terms of the Approvals, except where the failure to so comply would not and is not reasonably likely to have a Material Adverse Effect. There are no jurisdictions where, based upon the properties owned, leased or operated by any of the Companies, or the nature of the Companies' activities, any of the Companies is required to be licensed or qualified. Except for Holdings' ownership of share capital of each of SP Australia and Telemall, none of the Companies directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture or other business association, entity or person.

     Section 2.2   Organizational Documents.  Each Company has heretofore
                   ------------------------
delivered to Parent complete and correct copies of its organizational documents, as amended to date certified as such by AM. Each of such organizational documents are in full force and effect. Neither Company is in violation of any of the provisions of its organizational documents, which would be likely to have a Material Adverse Effect.

     Section 2.3   Capitalization.  The authorized share capital of Holdings
                   --------------
consists solely of one hundred thousand (100,000) ordinary shares, AS $1, of which one thousand and one (1,001) ordinary shares are issued and outstanding, validly issued and fully paid. The authorized share capital of SP Australia consists solely of one hundred thousand (100,000), ordinary shares, AS $1, of which one thousand (1,000) A Shares and two hundred ninety-eight (298) ordinary shares are issued and outstanding, validly issued and fully paid. The authorized share capital of Telemall consists solely of one million (1,000,000) AS $1, two (2) ordinary shares, of which are issued and outstanding, validly issued and fully paid. All of the capital shares of Holdings are beneficially owned by the Shareholders; all of the capital shares of SP Australia are owned by Holdings, SB, PM and TPL; and all of the capital shares of Telemall are owned by Holdings, in each case, free and clear of all security interests, liens, claims, pledges, agreements, limitations charges or other encumbrances of any nature whatsoever. There are no options, warrants or other rights, agreements, arrangements or outstanding commitments of any character relating to the issued or unissued share capital of any of the Companies or obligating any of the Companies to issue or sell any share capital of, or other equity interests in, any of the Companies (collectively, "Stock Purchase Rights") and, except as set forth on Schedule 2.3 of the Company Disclosure Schedule, none of the Companies has adopted or made any commitment to adopt any plan for the issuance of any of its share capital or any Stock Purchase Rights. There are no obligations, contingent or otherwise, of any Company to repurchase, redeem or otherwise acquire any share capital of any of the Companies or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

     Section 2.4   Authority Relative to this Agreement.  TPL has all necessary
                   ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TPL and the consummation by TPL of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of TPL are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Holder and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of each Holder, enforceable against each Holder in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

     Section 2.5   No Conflict; Required Filings and Consents.
                   ------------------------------------------

             (a) Section 2.5(a) of that certain written disclosure schedule, dated of even date herewith, delivered by the Companies to Parent (the "Company Disclosure Schedule") includes a list of (i) all contracts to which any Company is a party and which provides for aggregate payments, either to or from a Company, of US$50,000 or more and (ii) all other agreements which are material to the business, assets (including intangible assets), financial condition, prospects or results of operations of any Company ((i) and (ii) being, collectively, the "Material Contracts"). The Companies have delivered to Parent true and correct copies of all written Material Contracts, (and a written description of each oral Material Contract) as amended to date.

             (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by each of the Holders does not, and the performance of this Agreement by each of the Holders will not, (i) conflict with or violate the organizational documents of any of the Companies, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any of the Companies or any Holder or by which any of the Companies or any such Holder or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair any of the Companies' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any agreement to which a Holder or any of the Companies is a party, or result in the creation of a lien or encumbrance on any of the properties or assets of any Holder or any of the Companies pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Holder or any of the Companies is a party or by which any Holder or any of the Companies or any of their respective properties is bound or affected.


             (c) Other than as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Holders does not, and the performance of this Agreement by the Holders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent or delay the Holders from performing their respective obligations under this Agreement, or would not and is not reasonably likely to otherwise have a Material Adverse Effect.

     Section 2.6   Compliance. None of the Companies are in conflict with, or in
                   ----------
default or violation of, (i) any law, rule, regulation, order, writ, judgment or decree applicable to it or by which it or any of its properties is bound or affected, including, but not limited to, any consumer protection type laws in any jurisdiction where the Companies air their infomercials and/or sell their products (including, without limitation, the Australia Trade Practice Act of 1974, Fair Trading Act of 1987, FACTS Commercial Television Code of Practices, Australia Bureau Casting Authority's Television Program Standards, the Advertising Code of Australia and the Media Council of Australia Code) or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties is bound or affected, except for any such conflicts, defaults or violations which would not and is not reasonably likely to have a Material Adverse Effect.

     Section 2.7   Financial Statements.  Each of the Companies has furnished to
                   --------------------
Parent its balance sheet as of each of March 31, 1996 and June 30, 1995 and the related statements of income, stockholders' equity and cash flows for such Company for the periods ended June 30, 1995 and March 31, 1996. All such financial statements have been prepared in accordance with the Corporation Law and Australian generally accepted accounting principles consistently applied ("ASGAAP") and fairly present the position of each of the Companies as of the respective dates of such balance sheets, respectively, and the results of each of their operations for the years then ended. Except as set forth in Section
2.7 of the Company Disclosure Schedule, since March 31, 1996, there has not been any change in the assets, liabilities or financial condition of either of the Companies from that reflected in the March 31, 1996 balance sheets except for changes in the ordinary course of business which in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect.

     Section 2.8   Absence of Certain Changes or Events.  Except as specifically
                   ------------------------------------
acknowledged herein or otherwise set forth in Section 2.8 of the Company Disclosure Schedule, since March 31, 1996 each of the Companies has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the organizational documents of any of the Companies;
(ii) any damage to, or destruction or loss of, any assets of any of the Companies (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect; (iii) any material depletion of any assets of any of the Companies; (iv) any change by any of the Companies in its accounting methods, principles or practices; (v) any revaluation by any of the Companies of any of its assets, including, without limitation, writing down the value of capitalized inventory, or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any redemption or other acquisition of share capital by any of the Companies or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to the share capital of any of the Companies; (vii) any transfer of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business; (viii) any mortgage, debenture, charge, pledge, security interest or imposition of lien or other encumbrance on any asset of any of the Companies, except those that are immaterial and incurred in the ordinary course of business; (ix) any early collection, at a discount or par, of any receivable of any of the Companies; or (x) any event which has had or is reasonably likely to have a Material Adverse Effect.

     Section 2.9   No Undisclosed Liabilities and Commitments.  Except as is
                   ------------------------------------------
disclosed in the March 31, 1996 balance sheets referred to in Section 2.7 above or in Section 2.9 of the Company Disclosure Schedule, none of the Companies has any liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) except for such liabilities (i) arising in the ordinary course of business and (ii) trade accounts payable (i.e., accounts payable, accrued expenses) and Taxes (as defined in Section 2.17 hereof), incurred by either of the Companies after March 31, 1996. Those liabilities which (A) relate to occurrences after the Effective Time; (B) are described in the preceding sentence or (C) are set forth on Schedule 2.9 of the Company Disclosure Schedule are referred to herein as the "Assumed Liabilities". As further clarification hereunder, the term "Assumed Liabilities" shall not include (x) any Tax liability which is due and payable on or prior to the Effective Time pursuant to any law, regulation or order (other than as set forth in the immediately preceding sentence) or (y) any Tax liability which otherwise relates to any period up to and including March 31, 1996 (except as indicated on the March 31, 1996 audited balance sheets of the Companies).

     Section 2.10  [Intentionally Omitted]

     Section 2.11  Absence of Litigation.  Except as set forth in Section 2.11
                   ---------------------
of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations which, to the knowledge of any of the Companies or any Holder, are pending or threatened against any of the Companies or any properties or rights of any of the Companies, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     Section 2.12  Employee Benefit Plans; Employment Agreements.
                   ---------------------------------------------

             (a) There are no director or employee benefit plans, bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements or other similar fringe or employee benefit plans, programs or arrangements, or any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former director or employee of any of the Companies or any trade or business (whether or not incorporated) which is a subsidiary or holding company of any of the Companies or otherwise a related body corporate of any of the Companies (a "Company Act Affiliate") within the meaning of Division 6 of Part 1.2 of the Corporation Law to which any of the Companies or any Company Act Affiliate is a party, with respect to which any of the Companies or any Company Act Affiliate has or could have any obligation, as well as each plan with respect to which any of the Companies or any Company Act Affiliate could incur liability if such plan has been or were terminated (together, the "Employee Plans").

             (b) Except as set forth in Section 2.12 of the Company Disclosure Schedule, none of the Companies has granted, or adopted any plans providing for the grant of, any option to purchase any share capital of any of the Companies.

             (c) Each of the Companies has delivered to Parent (i) true and correct copies of all agreements which it has with any of its employees; (ii) true and correct copies of all agreements with consultants obligating it to make annual cash payments in an amount exceeding A $10,000; (iii) a schedule listing all of its employees who have executed a non-competition agreement with it, and
(iv) true and correct copies of all plans, programs, agreements and other arrangements of such Company with or relating to its employees which contain change in control provisions or prohibit assignment thereof by the Company without consent.

     Section 2.13  Labor Matters. There are no disputes or controversies pending
                   -------------
or, to the knowledge of any of the Holders, threatened, between any of the Companies and any of their respective employees or former employees, which disputes or controversies have or are reasonably likely to have a Material Adverse Effect and none of the Companies has any actual or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee of any of the Companies and there is no payment due in connection with the redundancy of any employee; none of the Companies is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Company nor does any Holder know of any activities or proceedings of any labor union to organize any such employees; and no Holder has any knowledge of any proposed or existing strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of any of the Companies.

     Section 2.14  [Intentionally Omitted]

     Section 2.15  Restrictions on Business Activities. Except for this
                   -----------------------------------
Agreement, there is no material agreement, judgment, injunction, order or decree binding upon any of the Companies which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of any of the Companies, the acquisition of property by any of the Companies or the conduct of business by any of the Companies as currently conducted or as proposed to be conducted by the Companies.

     Section 2.16  Title to Property. None of the Companies own any real
                   -----------------
property. Section 2.16 of the Company Disclosure Statement sets forth a true and complete list of all real property leased by any of the Companies, and the aggregate monthly rental or other fee payable under such lease. Each Company has good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges, debentures and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not and are not reasonably likely to have a Material Adverse Effect; and to the knowledge of the Holders, all leases pursuant to which any of the Companies leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Holders, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which any of the Companies has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not and is not reasonably likely to have a Material Adverse Effect. All the facilities of each of the Companies are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not and is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

     Section 2.17  Taxes.
                   -----
             (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any national, federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, share capital, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, fringe benefits, superannuation guaranty levy, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to taxes imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the New Zealand or Australian taxing authorities or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

             (b) Other than as disclosed in Section 2.17(b) of the Company Disclosure Schedule (which Schedule sets forth each Tax Return not so filed and the separate amount of each type of Tax payable to any taxing authority), each of the Companies, and any consolidated, combined, unitary or aggregate group for Tax purposes of which any of the Companies is or has been a member, has filed all Tax Returns required to be filed by them or any of them on or prior to the date hereof and will file on or prior to the Effective Time all such Tax Returns required to be filed on or prior to the Effective Time, and have paid and discharged (or will pay and discharge prior to the Effective Time) all Taxes shown therein to be due or are otherwise due to have been paid on an estimated basis and there are no other Taxes that would be due and payable on or prior to such time if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which a Company is maintaining on its March 31, 1996 balance sheet, in accordance with the Corporation Law and ASGAAP, reserves which are adequate for their payment. No taxing authority or agency is now asserting or, to the best of each Holder's knowledge, threatening to assert against any of the Companies any deficiency or claim for additional Taxes other than additional Taxes with respect to which a Company is maintaining on its March 31, 1996 balance sheet, in accordance with the Corporation Law and ASGAAP, reserves which are adequate for their payment. To the knowledge of the Holders, no Tax Return of any of the Companies is currently being audited by any taxing authority. No material tax claim has become a lien on any asset of any of the Companies and none of the Companies has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. None of the Companies are required to include in income (i) any material items in respect of any change in accounting principles or any deferred intercompany transactions, or (ii) any instalment sale gain where, in each case, the inclusion in income would result in a tax liability materially in excess of the reserves therefor.

             (c) No power of attorney has been granted by any of the Companies with respect to any matter relating to Taxes which is currently in force.

             (d) Except as set forth in Section 2.17(d) of the Company Disclosure Schedule, none of the Companies is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

             (e) Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, each Company has withheld from each payment made to any of their respective past or present employees, officers or directors the amount of all Taxes and other deductions required by law or regulation to be withheld therefrom and paid the same to the proper tax or other receiving officers within the time required by law or regulation.

             (f) Each Company has remitted to the appropriate Tax authority when required by law to do so all amounts collected by it on account of all retail sales Tax.

             (g) Except as disclosed in Section 2.17(g) of the Company Disclosure Schedule, there has been no material debt to a third party of any of the Companies which has been forgiven and which has given rise to (or is expected to give rise to) "cancellation of indebtedness income".

             (h) All Tax Returns have been prepared in accordance with the requirements of the Income Tax Assessment Act (1936) (the "Income Tax Act") and
(i) include full, accurate and true details of all income derived by each Company from all sources both within and outside Australia for the periods to which they relate, (ii) include full, complete and true disclosure of all matters required by the Income Tax Act to be disclosed or otherwise relevant to the proper determination of each Company's liability to Taxes, and (iii) do not include any claim for any expenditure or allowance as a deduction against the income of a Company or the Taxes payable by each Company which has not been properly incurred by the Company in the course of earning the income of the Company or which is of a capital or private nature or not otherwise allowable or deductible against such income or Taxes in accordance with the Income Tax Act or in accordance with the requirements of other relevant legislation;

             (i) Each Company has at all times complied with the Income Tax Act and all other Commonwealth, state, semi-government, municipal and foreign revenue laws in relation to Taxes which are, or have been, of application to each Company.

     Section 2.18  Environmental Matters.
                   ---------------------

             (a) Except in all cases, in the aggregate, as have not had and could not reasonably be expected to have a Material Adverse Effect, each of the Companies (and with respect to clause (iii) below, each Holder) (i) has obtained all applicable permits, licenses and other authorizations which are required under any national, federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by any of the Companies (or their respective agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste by any of the Companies (or any of their respective agents); (iv) have taken all actions

                                      -12
necessary under applicable requirements of any national, federal, state or local laws, rules or regulations to register any products or materials required to be registered by any of the Companies (or any of their respective agents) thereunder; and (v) has complied with all applicable occupational safety and health requirements of federal, state or local laws, rules or regulations relating to the use of storage of any hazardous, toxic or carcinogenic substances.

             (b) Set forth in Section 2.18 of the Company Disclosure Schedule are all known or suspected environmental conditions or problems at each site of operation of any of the Companies, including but not limited to the presence of asbestos (friable or encapsulated), transformers containing PCBs, radon and any aboveground or underground storage tanks.

     Section 2.19  Brokers. No broker, finder or investment banker is entitled
                   -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Companies or any of the Holders.

     Section 2.20  Full Disclosure.  No statement contained herein or in any
                   ---------------
certificate or schedule furnished or to be furnished by any of the Companies or any Holder to Parent in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

     Section 2.21  Intellectual Property.
                   ---------------------

             (a) Each of the Companies owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of such Company as currently conducted in any material respect, including, but not limited to, any such intellectual property utilized in the context of any infomercials produced by or for the Companies. Section 2.21(a) of the Company Disclosure Schedule lists all current patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names and any applications therefor owned by any of the Companies (the "Company Intellectual Property Rights"), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.21(a) of the Company Disclosure Schedule lists (i) any requests any of the Companies has received to make any registration of the type referred to in the immediately preceding sentence, including the identity of the requester and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which any of the Companies is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right, or any trade secret material to any of the Companies, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (iii) all material licenses, sublicenses and other agreements as to which either of the Companies is a party and pursuant to which any of the Companies is authorized to use any intellectual property rights ("Third Party Intellectual Property Rights"), or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

             (b) Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, none of the Companies are, nor will it be as a result of the execution and delivery of this Agreement or the performance of the Holders' obligations hereunder, in violation of any license, sublicense or agreement described in Section 2.21(a) of the Company Disclosure Schedule. No claims with respect to the Company Intellectual Property Rights, any trade secret material to any of the Companies, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through any of the Companies, are currently pending or, to the knowledge of any Holder are threatened by any person, nor does any Holder know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product (including all infomercials produced by or for any of the Companies) as now used, sold or licensed or proposed for use, sale or license by any of the Companies infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by any of the Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of any of the Companies as currently conducted or as proposed to be conducted by any of the Companies; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to any of the Companies; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the knowledge of each Holder, all patents, registered trademarks, trade names and copyrights held by each of the Companies are valid and subsisting. Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, to the knowledge of each Holder, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of either of the Companies.

             (c) Except as set forth in Section 2.21(c) of the Company Disclosure Schedule, none of the Companies (nor does any Holder in the case of clause (ii) below) (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that any of the Companies may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, any of the Companies of any trade secret, patent, trademark, service mark, trade names or copyright of another.

             (d) None of the Companies are aware that any employee of any of the Companies is obligated under any contract or contracts (including licenses, agreements, covenants and other commitments of any nature), or is subject to any order, writ, judgment, injunction, decree, determination or award of any court, administrative agency or other tribunal, that restricts the employee's activities on behalf of any of the Companies as presently conducted or interfere with the use of such employee's best efforts to promote the interests of such Company.

     Section 2.22  Interested Party Transactions. Except as set forth in Section
                   -----------------------------
2.22 of the Company Disclosure Statement, no director, officer or employee of any of the Companies and no Holder nor any relative or any affiliate of any of the foregoing (i) has any pecuniary interest in, or receives any compensation for services, from, any supplier, customer, licensor or licensee of either of the Companies or in any other business enterprise with which any of the Companies conducts business or with which any of the Companies is in competition or (ii) is indebted to any of the Companies; provided, however, that the foregoing representation does not apply to the ownership by any Holder of up to two percent (2%) of the outstanding equity securities of any company whose stock is traded on a national securities exchange or quoted on a national interdealer quotation system. Section 2.22 of the Company Disclosure Statement sets forth all compensation or other distribution or remuneration, paid during the last twelve months, by the Companies to any Holder and to all relatives and affiliates of any Holder.

     Section 2.23  Insurance. Section 2.23 of the Company Disclosure Schedule
                   ---------
lists all insurance policies, including, but not limited to, producers' errors and omissions polices, and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each of the Companies. There is no claim by any of the Companies pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and each of the Companies is otherwise in full compliance with the terms of such policies and bonds. None of the Companies knows of any threatened termination of, or any threatened material premium increase with respect to, any such policies. The insurance coverages maintained by the Companies are consistent with prudent commercial practice.


     Section 2.24 Investment Purpose.  Each Holder is acquiring the shares of
                  ------------------
National Media common stock issuable to such Holder (directly or indirectly) pursuant to Section 1.3(a) and 1.3(c) hereof for its own account for investment only and not with a present view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. Each Holder understands that such Holder must bear the economic risk of this investment indefinitely unless such common stock is registered pursuant to the Securities Act and any applicable state securities laws, or an exemption from such registration is available, and that Parent has no present intention of registering any such common stock. No Holder has any present plan or intention to sell such shares of National Media common stock in the United States or to a U.S. person (as such term is defined in Rule 902(o) of Regulation S) at any predetermined time, and has made no predetermined arrangements to sell such common stock.

     Section 2.25  Reliance on Exemptions.  Each Holder understands that the
                   ----------------------
National Media common stock issuable hereunder is being issued in reliance upon Regulation S under the Securities Act and upon specific exemptions from the registration requirements of state securities laws and that Parent is relying upon the truth and accuracy of, and the Holders' compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holders set forth herein in order to determine the availability of Regulation S and such exemptions and the eligibility of the Holders to acquire such shares of common stock.

     Section 2.26  Information.  Each Holder acknowledges that it has received a
                   -----------
copy of the Parent SEC Reports. The Holders and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of Parent which have been requested by the Holders or their advisors. The Holders and their advisors, if any, have been afforded the opportunity to ask questions of Parent and receive answers to any such inquiries regarding the issuance of the Parent common stock hereunder and the information provided to the Holders pursuant to this Agreement.

     Section 2.27  Offshore Transaction. (i) None of the Holders is a "U.S.
                   --------------------
person" as that term is defined in Rule 902(o) of Regulation S; (ii) the National Media common stock was not offered to any Holder in the United States and at the time of execution of this Agreement and the time of any offer to any Holder to acquire such shares of common stock, the Holders were physically outside the United States; (iii) the Holders are purchasing the National Media common stock for their own accounts and not on behalf of or for the benefit of any U.S. person and the sale and resale thereof have not been prearranged with any U.S. person or buyer in the United States; (iv) each Holder agrees that all offers and sales of such common stock prior to the expiration of the forty (40) day period following the Effective Time shall not be made to U.S. persons or for the account or benefit of U.S. persons and shall otherwise be made in compliance with the provisions of Regulation S.

     Section 2.28  [Intentionally omitted]

     Section 2.29  No Scheme to Evade Registration. The Holders' acquisition of
                   -------------------------------
the National Media common stock hereunder is not a transaction (or any element of a series of transactions) that is part of a plan or scheme to evade the registration provisions of the Securities Act.

     Section 2.30  Legend on Securities.  The Holders understand and acknowledge
                   --------------------
that the shares of Parent common stock issuable hereunder shall bear a legend to the effect of the legend set forth on the cover page of this Agreement.

                                   ARTICLE 3

                    Representation and Warranties of Parent

     Parent hereby represents and warrants to each Holder (which representations and warranties shall be true and correct on the date hereof and at the Effective
Time) that:

     Section 3.1   Organization and Qualification.  Parent and each of its
                   ------------------------------
subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not and is not reasonably likely to have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not and are not reasonably likely to have a Material Adverse Effect.

     Section 3.2   Authority Relative to this Agreement. Parent has all
                   ------------------------------------
necessary corporate power and authority to execute and deliver this Agreement and the Promissory Note and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each of the Holders, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

     Section 3.3   No Conflict; Required Filings and Consents.
                   ------------------------------------------

             (a) Except as set forth in Section 3.3 of that certain written disclosure schedule, dated of even date herewith, delivered by Parent to the Companies (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any material agreement to which Parent is a party or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not and is not reasonably likely to have a Material Adverse Effect.

             (b) The execution and delivery of this Agreement by Parent will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) of the Foreign Investment Review Board of Australia and for applicable requirements, if any, of the Securities Act and applicable New Zealand and Australia securities laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Parent from performing its obligations under this Agreement, and would not and is not reasonably likely to have a Material Adverse Effect.

     Section 3.4   Certificate of Incorporation and By-Laws. Parent has
                   ----------------------------------------
heretofore furnished to the Companies complete and correct copies of its Certificate of Incorporation and By-Laws, as amended to date certified as such by Parent's Secretary. Such Certificate of Incorporation and By-Laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

     Section 3.5   Capitalization. As of May 18, 1996, the authorized capital
                   --------------
stock of Parent consisted of (i) 50,000,000 shares of Parent Common Stock of which 19,587,008 shares were issued and outstanding, 686,710 shares were held in treasury, 2,103,783 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans, 6,099,552 shares were reserved for future issuance pursuant to the exercise or conversion, as applicable, of other options, warrants and other similar rights to acquire Parent Common Stock, and 1,270,000 shares were reserved for future issuance with respect to the conversion of Parent's outstanding Series B Convertible Preferred Stock; and
(ii) 10,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"), 127,000 shares of Series B Convertible Preferred Stock of which were issued and outstanding. The NM Shares will, upon issuance and delivery hereunder, be duly authorized, validly issued, fully paid and non-assessable. Parent has disclosed to Holders any definitive plans it has as of the date hereof to issue any additional material amounts of National Media Common Stock prior to the Effective Time.

     Section 3.6   Compliance; Permits.
                   -------------------

             (a) Except as set forth in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, in default with respect to or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not and are not reasonably likely to have a Material Adverse Effect.

             (b) Parent and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not and is not reasonably likely to have a Material Adverse Effect.

     Section 3.7   SEC Filings; Financial Statements.
                   ---------------------------------

             (a) Parent has filed all forms, reports and documents required to be filed with the SEC, and has heretofore made available to the Holders, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1995 and 1994, and its quarterly reports on Form 10-Q for the fiscal quarters ended June 30, September 30, and December 31, 1995, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since March 31, 1995, (iii) all other reports or registration statements filed by and on behalf of Parent with the SEC since March 31, 1995 and (iv) all amendments and supplements to all such reports and registration statements filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared substantially in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the

SEC, other than a Form 15 by Positive Response Television, Inc. ("PRTV") to deregister its shares under the Securities Act.

             (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount.

             (c) There are no amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     Section 3.8   Absence of Certain Changes or Events.  Except as set forth in
                   ------------------------------------
Section 3.8 of the Parent Disclosure Schedule, since March 31, 1996 and except for those transactions undertaken in connection with Parent's acquisition of PRTV, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damages to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) any other action or event that would have required the consent of the Holders pursuant to Section 4.3 had such action or event occurred after the date of this Agreement.

     Section 3.9   Restrictions on Business Activities. Except for this
                   -----------------------------------
Agreement, as set forth in Section 3.9 of the Parent Disclosure Schedule and/or other commercially reasonable situations, there is no existing material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent.

     Section 3.10  Title to Property.  Except as set forth in its financial
                   -----------------
statements or Section 3.10 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not and are not reasonably likely to have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, are valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not and is not reasonably likely to have a Material Adverse Effect.

     Section 3.11  Full Disclosure.  No statement contained herein or in any
                   ---------------
certificate or schedule furnished or to be furnished by Parent to any Holder in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.


     Section 3.12  No Undisclosed Liabilities. Except as is disclosed in Section
                   --------------------------
3.12 of the Parent Disclosure Schedule or the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) adequately provided for in Parent's balance sheet (including any related notes thereto) as of March 31, 1996, (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on such balance sheet, or (iii) incurred since the date of such balance sheet in the ordinary course of business which would not be expected to have a Material Adverse Effect, and liabilities incurred in connection with this Agreement.

     Section 3.13  Absence of Litigation. Except as set forth in Section 3.13 of
                   ---------------------
the Parent Disclosure Schedule or as reflected in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that individually could have a Material Adverse Effect.

     Section 3.14  Insurance. Parent and its subsidiaries maintain directors'
                   ---------
and officers' liability, fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Parent believes to be reasonably prudent for its business.

     Section 3.15 [Intentionally Omitted]

     Section 3.16  Taxes.  Other than as disclosed on Section 3.16 of the Parent
                   -----
Disclosure Schedule, Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Parent or any of its subsidiaries is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are not other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not and is not reasonably likely to have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent that the failure to do so would not and is not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no Tax Return of either Parent or any of its subsidiaries is currently being audited by any taxing authority except as would not and is not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no material tax claim has become a lien on any assets of Parent or any subsidiary thereof and neither Parent nor any of its subsidiaries has, except as would not and is not reasonably likely to have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

     Section 3.17  Brokers. No broker, finder or investment banker is entitled
                   -------
to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent .

     Section 3.18  No Stockholder Vote. No vote of the stockholders of Parent is
                   -------------------
necessary to approve the issuance of the National Media Shares.

     Section 3.19  Employee Benefit Plans.
                   ----------------------
             (a) Section 3.19 of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans and other similar fringe benefit plans or programs, written or otherwise, for the benefit of, or relating to, any current employee of Parent or any trade or business (whether or not incorporated) which is a member of a controlled group which includes Parent or which is under common control with Parent (an "ERISA Affiliate of Parent") within the meaning of Section 414 of the Code, to which or an ERISA Affiliate of Parent is a party, with respect to which Parent or an ERISA Affiliate of Parent has or could have any obligation, as well as each plan with respect to which Parent or an ERISA Affiliate of Parent could incur liability if such plan has been or were terminated (together, the "Parent Employee Plans"), and a true and correct copy of each such written Parent Employee Plan has been delivered to the Companies.

             (b) Except as set forth in Section 3.19 of the Parent Disclosure Schedule, (i) none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Parent Employee Plan, which could result in any material liability of Parent; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and Parent has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Employee Plans except as to which such non-compliance, non-performance or default would not result and is not reasonably likely to result in a Material Adverse Effect; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan, pursuant to the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither Parent nor any ERISA Affiliate of Parent has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

             (c) Each Parent Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

             (d) All contributions (including premiums) required by law or contract to have been made or approved by Parent under or with respect to Parent Employee Plans have been paid or accrued by Parent. Except as disclosed in
Section 3.19(d) of the Parent Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Parent Employee Plan.

             (e) There are no pending or, to the knowledge of Parent, threatened investigations, litigation or other enforcement actions against Parent with respect to any of the Parent Employee Plans.

             (f) There are no actions, suits or claims pending or, to the best knowledge of Parent, threatened by former or present employees of Parent (or their beneficiaries) with respect to Parent Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

             (g) No condition or event has occurred with respect to the Parent Employee Plans which has or could reasonably be expected to result in a material liability to Parent.

     Section 3.20  Regulation S Matters. Neither Parent nor any person acting
                   --------------------
for Parent has conducted any "directed selling efforts" in the United States, as such term is defined in Rule 902 of Regulation S, which in general, means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Parent common stock issuable hereunder.

     Parent's offer and sale of its Common Stock hereunder is not a transaction (or an element of a series of transactions) that is part of a plan or scheme to evade the registration provisions of the Securities Act. Assuming the accuracy of the representations and warranties of the Holders in Sections 2.24 through
2.30 of this Agreement, the offer and sale of Common Stock to the Holders pursuant to this Agreement will be deemed to occur outside the United States within the meaning of Rule 901 of Regulation S under the Securities Act and therefore need not be registered under the Securities Act.

                                   ARTICLE 4

                  Conduct of Business Pending the Acquisition

     Section 4.1   Conduct of Business by the Companies Pending the Acquisition.
                   ------------------------------------------------------------
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each Holder covenants and agrees that, unless otherwise specifically provided in this Agreement (including in Section 4.1 of the Company Disclosure Schedule) or unless Parent shall otherwise agree in writing, the Holders shall cause each of the Companies to conduct its business only in, and shall cause each of the Companies not to take any action except in, the ordinary course of business. Each Holder agrees to cause each of the Companies to use reasonable commercial efforts to (i) preserve substantially intact its business organization, (ii) pay its trade payables and other liabilities in accordance with their terms as they became due, (iii) collect its receivables and other claims in full in accordance with their terms, as they become due, (iv) keep available the services of each of its present officers, employees and consultants (except for those employees and consultants whose services are terminated in the ordinary course of business), (v) take all reasonable action in the ordinary course of business necessary to prevent the loss, cancellation, abandonment forfeiture or expiration of any Company Intellectual Property, and (vi) preserve each of its present relationships with customers, suppliers and other persons with which such Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement (including in Section
4.1 of the Company Disclosure Schedule), none of the Companies shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this

Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

             (a)   amend or otherwise change its organizational documents;

             (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of any class of its share capital, or any options, warrants, convertible securities or other rights of any kind (including stock purchase rights) to acquire any of its share capital, or any other ownership interest (including, without limitation, any phantom interest) of any of the Companies;

             (c) sell, lease, assign, transfer, pledge, dispose of or encumber any of its assets (whether real, personal or intellectual property) (except for (i) sales of assets in the ordinary course of business; and (ii) dispositions of obsolete or worthless assets);

             (d) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its share capital (except as set forth in Schedule 4.1 of the Company Disclosure Schedule), (ii) split, combine or reclassify any of its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital or
(iii) amend the terms of, repurchase, redeem or otherwise acquire for value, any of its securities, or propose to do any of the foregoing;

             (e) sell, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property Rights, or amend or modify any existing agreements with respect to any Company Intellectual Property Rights or Third Party Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business;

             (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or representing the deferred purchase price of any property or assets or issue debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to or investments in any person, except in the ordinary course of business; (iii) create, incur, assume or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon its property or assets, income or profits, whether now owned or hereafter acquired, not including liens operating by reason of law or title retention in the ordinary course of business; (iv) assume, guarantee, endorse or otherwise in anyway be or become responsible or liable for, directly or indirectly, any material contingent obligation; (v) enter into or amend any contract or agreement other than in the ordinary course of business; (vi) other than in the ordinary course of business, authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for the Companies, taken as a whole; (vii) enter into any agreement or become liable under any agreement for the lease, hire or use of any real or, other than in the ordinary course of business, personal property; or (viii) other than in the ordinary course of business, enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(f);

             (g) increase the compensation payable or to become payable to any of their officers or employees or (except in an arms' length transaction in the ordinary course of business) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of any of the Companies, or establish, adopt, enter into or amend any Employee Plan;

             (h) take any action, other than as required by ASGAAP or otherwise agreed to by Parent, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

             (i) make any material Tax election inconsistent with past practices or settle or compromise any material, national, federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the March 31, 1996 balance sheet of such Company;

             (j) pay, discharge or satisfy any principal of any debt with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions applicable thereto); or amend any provision pertaining to the subordination or the terms of payment of any debt;

             (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than debt with a maturity of more than one year for borrowed money or for the deferred purchase price of property or services, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the March 31, 1996 balance sheet of such Company or incurred in the ordinary course of business;

             (l) liquidate or dissolve itself (or suffer any liquidation or dissolution); or

             (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (l) above, or any action which would make any of the representations or warranties contained in Article 2 of this Agreement untrue or incorrect or prevent any Company from performing or cause any Company not to perform its covenants hereunder or result in any of the conditions to the consummation of the transactions set forth herein not being satisfied.

     Section 4.2   No Solicitation or Sale of Share Capital or Business Assets.
                   -----------------------------------------------------------

             (a) Each Holder agrees that neither it nor any of the Companies' respective officers or directors shall, and each Holder shall direct and use their best efforts to cause the employees, agents, directors and representatives of each Company and of each Holder (including, without limitation, any attorney or accountant retained by any of them) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers (including, without limitation, any proposals or offers to stockholders of any Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, any Company or a change in composition of a majority of directors on the Board of Directors of any Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

             (b) Each Holder shall immediately notify Parent after receipt of any Acquisition Proposal or any request for information relating to any of the Companies in connection with an Acquisition Proposal or for access to the properties, books or records of any of the Companies by any person or entity that informs such Company or such Holder that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in detail and with specificity the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

             (c) Each Holder shall ensure that each Companies' officers, directors and employees, and each Holder's advisors and representatives are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 4.2 by such officers, directors, employees, advisors or representatives.

             (d) No Holder shall sell, transfer, pledge or otherwise dispose of any of his shares or any rights therein prior to the Effective Time or earlier termination of this Agreement other than for transfers to other Holder(s).

     Section 4.3   Conduct of Business by Parent Pending the Acquisition.
                   -----------------------------------------------------
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless both Companies shall otherwise agree in writing, other than actions taken by Parent or its subsidiaries in contemplation of the Acquisition, Parent shall not directly or indirectly do, or propose to take or agree in writing or otherwise to take any action which would prevent Parent from performing or cause Parent not to perform its obligations hereunder.

     Section 4.4   [Intentionally Omitted]

                                   ARTICLE 5

                              Additional Covenants

     Section 5.1   [Intentionally Omitted]

     Section 5.2   Access to Information. Each Company and each Holder shall
                   ---------------------
afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Effective Time, to all of each Companies' properties, books, contracts, commitments and records and, during such period, each Holder shall cause each Company to furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and each Holder shall cause each Company to make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Parent may reasonably request. Parent acknowledges and agrees that all such information shall be maintained in strict confidence and may not be used for any purpose other than to facilitate the transactions contemplated hereby.

     Section 5.3   Consents; Approvals. Each Company, each Holder and Parent
                   -------------------
shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and each Company, each Holder and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Companies, the Holders and Parent and the consummation by them of the transactions contemplated hereby.

     Section 5.4   Notification of Certain Matters. Each Holder shall give
                   -------------------------------
prompt notice to Parent, and Parent shall give prompt notice to the Holders of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of such Holder or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him/her hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.5   Further Action.  Upon the terms and subject to the conditions
                    --------------
hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     Section 5.6   Public Announcements.  Parent shall not, without the prior
                   --------------------
consent of the Holders, issue any press release or otherwise make any public statements with respect to this Agreement except to the extent advisable under the federal securities laws (which determination shall be made in consultation with Parent's counsel) and the Holders shall not issue any such press release or make any such public statement without the prior consent of Parent

     Section 5.7   Listing of Parent Common Stock. Parent shall cause the
                   ------------------------------
National Media Shares to be issuable hereunder to be approved for listing on the New York Stock Exchange as soon as practicable after the Effective Time.

     Section 5.8   Conveyance Taxes. Parent, the Companies and the Holders shall
                   ----------------
cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time. Parent agrees to bear all stamp duty payable or assessed in relation to this Agreement and the transfer of the Australian Shares to Parent or its nominee.

                                   ARTICLE 6.

                Conditions to the Consummation of this Agreement

     Section 6.1   Conditions to Obligation of Each Party.  The respective
                   --------------------------------------
obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

             (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of such transactions illegal;

             (b) AM shall have entered into a five (5) year employment agreement substantially on the terms contained in the form of employment agreement attached as Exhibit A; and

             (c) Either: (i) Parent receiving notice from the Treasurer of the Commonwealth of Australia to the effect that there is no objection to the acquisition of the Australian Shares under the Commonwealth Government's foreign investment policy, such notice being unconditional or, if conditional, imposing conditions which are acceptable to Parent in its sole discretion, or (ii) the relevant period following the giving of notice in relation to the acquisition of the Australian Shares elapsing without any order of prohibition being made under the Foreign Acquisitions and Takeovers Act.

     Section 6.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions.

             (a) Representations and Warranties. The representations and warranties of each of the Holders contained in this Agreement (together with the Company Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement,
(ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not and is not reasonably likely to have a Material Adverse Effect on the Companies, with the same force and effect as if made on and as of the Effective Time, and Parent shall have received a certificate to such effect signed by each Holder.

             (b) Agreements and Covenants. Each Holder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by him/her on or prior to the Effective Time, and Parent shall have received a certificate to such effect signed by each Holder;

             (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required or advisable (in Parent's discretion) to be obtained, and all filings required to be made, by the Holders or the Companies for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by the Holders or the Companies. At the Effective Time, each of Holdings and TPL shall deliver to Parent copies of the resolutions adopted by its respective shareholders and board of directors approving the transfer of the Australian Shares and the other transactions contemplated hereby, certified by the Secretary of such company as being in full force and effect and not modified in any manner whatsoever;

             (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Companies or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries, as a result of the transactions contemplated by this Agreement;

             (e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance affecting the business, results of operations, financial condition or prospects of any of the Companies having or reasonably likely to have a Material Adverse Effect;

             (f) Legal Opinion. Parent shall have received an opinion, dated the Effective Time, from counsel to each of the Companies, in form reasonably satisfactory to Parent;

             (g) Consent. Parent shall have received the consent of Meridian Bank to the transactions contemplated by this Agreement and such consent shall not be conditioned upon the performance by Parent or any of its subsidiaries of any material act or obligation;

             (h) Delivery by the Shareholders to Parent of (i) the current share certificates for the Australian Shares, (ii) completed transfers of the Australian Shares to Parent or its nominee duly executed by the Shareholders in a form approved by Parent as being registrable, subject to the payment of stamp duty, (iii) the certificate of incorporation (and any certificate of incorporation on change of name), common seal, all statutory minute and other record books and share certificate books of each Company and all unused share certificate forms, (iv) all certificates of title, title deeds and contractual documents relating to each Company, (v) all policies of insurance in the name of a Company or in which a Company has an interest;

             (i) The Shareholders must procure that duly convened meetings of the directors of each Company are held and procure at those meetings (as applicable) the approval of the registration of the transfer of the Australian Shares subject to their due stamping and the issue of a new share certificate in the name of the transferee.

             (j) Other Certificates. The Companies and the Holders shall have furnished Parent such other certificates and documents as Parent shall have reasonably requested and are customary in transactions of this type;

             (k) Employment Matters. All unliquidated claims which may arise under, and/or all material ambiguities contained in, any agreement any of the Companies may have with any of its employees or consultants (the determination of whether any such unliquidated claim or ambiguity exists is to be made by Parent in its reasonable discretion) shall be clarified and satisfied to the reasonable satisfaction of Parent, and no such clarification shall result in any additional material obligation on the part of any of the Companies or Parent;

             (l) National Media shall have received, from an investment banking firm of its choice, an opinion to the effect that the terms of the transactions contemplated by the Agreement are fair to the shareholders of National Media from a financial point of view; and

             (m) The Companies shall pay to the Holders at the Effective Time any amounts indicated in the March 31, 1996 audited financial statements of the Companies as owing to any of them, other than amounts previously paid; and, if necessary, National Media shall advance such funds to do so;

             (n) The Holders shall pay to the Companies at the Effective Time any amounts indicated in the March 31, 1996 audited financial statements of the Companies as being owed, other than any amounts previously paid;

             (o) Any amounts payable by any of the Companies as of the Effective Time (whether due and owing as of such date or in the future) to or for the benefit of any of the Shareholders or any related entity(ies) of theirs, other than amounts incurred in the ordinary course of business (such as wages and salaries) which were not reflected on the audited Financial Statements of the Companies for the periods ended March 31, 1996 shall be deemed extinguished and released without any payment being made thereon;

             (p) At the Effective Time, the Shareholders shall repay to the Companies an amount equal to any cash payments made to or for the benefit of any of the Shareholders or their related entities (including, without limitation, any dividends), other than as contemplated by this agreement or otherwise in the ordinary course of business (such as wages or salaries) by the Companies between March 31, 1996 and the Effective Time.

     Section 6.3   Additional Conditions to Obligation of the Holders.  The
                   --------------------------------------------------
obligation of each of the Holders to effect the transactions contemplated by this Agreement is also subject to the satisfaction or waiver of the following conditions:

             (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement (together with the Parent Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not and is not reasonably likely to have a Material Adverse Effect on Parent, with the same force and effect as if made on and as of the Effective Time, and the Holders shall have received a certificate to such effect signed by an officer of Parent;

             (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Holders shall have received a certificate to such effect signed by an officer of Parent;

             (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by Parent. At the Effective Time, Parent shall deliver to the Holders copies of the resolutions adopted by Parent approving the transactions contemplated by this Agreement certified by the Secretary of Parent, as being in full force and effect and not modified in any material manner whatsoever;

             (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent having or reasonably likely to have a Material Adverse Effect; and

             (e) Legal Opinion. The Holders shall have received an opinion, dated the Effective Date, from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Parent, to the effect that; (i) upon delivery of the National Media Shares in accordance with the terms of this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable; (ii) the issuance of Common Stock to the Holders under the Agreement has obtained all approvals required under the federal securities laws, the General Corporation Law of the State of Delaware, and the rules of the New York Stock Exchange; (iii)the offer and sale of Common Stock to the Holders pursuant to the Agreement will be deemed to occur outside the United States within the meaning of Rule 901 of Regulation S under the Securities Act and therefore need not be registered under the Securities Act; (iv)Parent is validly existing and in good standing under the laws of the State of Delaware; (v) upon delivery the Note will be validly issued.

             (f) National Media Share Certificates. Parent shall have tendered for delivery to each Holder certificates representing the appropriate number of NM Shares.


                                   ARTICLE 7

                                  Termination

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

             (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Holders; or

             (b) by either Parent or the Holders, as a group, if the transactions contemplated by this Agreement shall not have been consummated by July 15, 1996 (provided that the right to terminate this

Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfil any obligation under this Agreement has been the, in full or in part, cause of or resulted in, in full or in part, the failure of the transactions contemplated by this Agreement to occur on or before such date); or

             (c) by Parent or the Holders, as a group, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

             (d) by Parent or the Holders, as a group, upon a breach of any representation, warranty, covenant or agreement on the part of any Holder (in the case of a termination by Parent) or Parent (in the case of a termination by the Holders), respectively, set forth in this Agreement or if any representation or warranty of any Holder or Parent, respectively, shall have become untrue, in either case, such that the conditions set forth in Section 6.2(a) or 6.2(b), or
Section 6.3(a) or 6.3(b), would not be satisfied (a "Terminating Breach"); provided that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than July 15, 1996) by Parent or such Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or such Holder, as the case may be, continues to exercise such reasonable best efforts, neither the Holders nor Parent, respectively, may terminate this Agreement under this Section 7.1(d) unless such 30-day period expires without such Terminating Breach having been cured.

     Section 7.2   Effect of Termination. In the event of the termination of
                   ---------------------
this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 7.3, Article 8 and Section 9.8 hereof, and (ii) nothing herein shall relieve any party from liability for any wilful breach hereof.

     Section 7.3   Fees and Expenses. Except as set forth in this Section 7.3,
                   -----------------
all fees and expenses incurred by the Holders or Parent in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. The Companies shall not bear the Holders costs in
connection herewith.                         ---


                                   ARTICLE 8

          Survival of Representations and Warranties; Indemnification

     Section 8.1 Survival. All statements contained in any certificate or other instrument delivered by or on behalf of the Holders or Parent pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by such Holder or Parent with the same force and effect as if contained in this Agreement. All representations, warranties, covenants and agreements by the Holders or Parent shall survive the Effective Time for a period of two years after the Effective Time (provided that the representations, warranties, covenants and agreements contained in Sections 2.9 and 2.17 and this
Article 8 (including, without limitation, Section 8.2(a)(ii)) in so far as they relate to any Tax shall survive for so long as the Australian taxing authorities are entitled to investigate the affairs of the Companies for the period(s) up to the Effective Time notwithstanding any investigation at any time by or on behalf of any party to which such representation or warranty was given, and shall not be considered waived by the consummation of the transactions contemplated by this Agreement with knowledge of any breach or misrepresentation by any of the parties hereto. Notwithstanding the foregoing, if Parent proceeds with the consummation of the transactions contemplated by this Agreement despite its specific knowledge of the breach as of the Effective Time of the representation and warranty of the Holders set forth in section 2.8(ii) or (iii) hereof, such section 2.8(ii) or (iii) representation and warranty shall not be deemed to survive the Effective Time.

     Section 8.2   Indemnification.
                   ---------------

             (a) Each of the Holders shall jointly and severally indemnify and hold harmless Parent and the Companies against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying or indemnified parties) Parent may suffer, sustain or become subject to as a result of (i) any breach by such Holder of any of its or his representations, warranties, covenants or other agreements contained in this Agreement, (whether or not Parent had knowledge, at or prior to the Effective Time, of the breach), (ii) the failure by the Holders to cause the Companies to pay, perform or discharge prior to the Effective Time any Company Liabilities (other than the Assumed Liabilities), (iii) any liability or obligation arising prior to the Effective Time, or after the Effective Time as a result of events occurring prior to the Effective Time, from or in connection with the violation of any national, federal, state or local statute, rule or regulation, decree or ordinance applicable to any of the Companies, or (iv) any actions on the part of the Holders or the Companies taken in contemplation of this Agreement or the transactions referred to herein which result in any Taxes which are in excess of any Taxes which would have been applicable to the Companies or the transactions had such actions not been taken, including, but not limited to, the declaration of any dividends by Holdings (except to the extent provision therefor has been made on the Companies March 31, 1996 balance sheets).

             (b) Parent shall indemnify and hold harmless each Holder against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying and indemnified parties) such Holder may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements contained in this Agreement or any misrepresentation by Parent, or as a result of any of Parent's representations or warranties not being true and correct as of the Effective Time (whether or not such Holder had knowledge, prior to the Effective Time, of the misrepresentation or breach of warranty).

             (c) Each party acknowledges that reliance shall not be an element of any claim by the other for breach of warranty or misrepresentation under this Agreement.

     Section 8.3   Conditions of Indemnification for Third Party Claims.  The
                   ----------------------------------------------------
obligations and liabilities of the parties under this Agreement with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims") including, without limitation, any national, federal, state or local taxing authorities, shall be subject to the following terms and conditions:

             (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim, and, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify in accordance with the terms and subject to the limitations on such party's obligation to indemnify contained in this Agreement with respect to that claim (or part of that claim), the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably acceptable to the Indemnified Party. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.

             (b) If the Indemnifying Party, within ten (10) business days after receiving notice of any such Third Party Claim with such information as is reasonably necessary to enable the Indemnifying Party to make a decision with respect thereto, fails to assume the defense in accordance with Section 8.3(a) hereof, the Indemnified Party shall (upon further notice to the Indemnifying Party and subject to Section 8.3(c) hereof) have the right to undertake the defense, compromise or settlement of the Third Party Claim.

             (c)   Anything in this Section 8.3 to the contrary notwithstanding,
(i) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party an unconditional release from all liability in respect of the Third Party Claim (unless it is clear from the surrounding circumstances that the Indemnified Party will have no further liability with respect to such Third Party Claim and the Indemnifying Party confirms its obligation to indemnify the Indemnified Party if any further liability does result); and (ii) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of the Third Party Claim .

     Section 8.4   Payment of Claims. Any party obligated to indemnify another
                   -----------------
party hereunder shall provide any amounts so payable to the Indemnified Party as such amounts are incurred (subject to reasonable detail concerning same) by such Indemnified Party.

     Section 8.5   Set-Off.  Any party (the "Entitled Party") entitled to
                   -------
indemnification from another party hereunder (the "Obligated Party") pursuant to the terms of this Agreement shall have the right to set-off against any amounts (cash or other) due and payable by such Entitled Party to the Obligated Party under this Agreement or any other agreement(s) such Obligated Party may have with the Entitled Party (including, without limitation, any employment agreement) all amounts due and payable to the Entitled Party by the Obligated Party under this Section 8.

     Section 8.6   Limitation of Liability.  Notwithstanding anything to the
                   -----------------------
contrary in this Article 8 or elsewhere in this Agreement, in the event of the Parent or either of the Companies making any claim for indemnification against any of the Holders pursuant to any of the provisions of this Agreement or otherwise in connection with the sale of the New Zealand Shares to National Media (for the purposes of this Section 8.6, a "claim"), the following provisions shall apply in addition to those set forth above:

             (a) The total liability of the Holders in respect of all such claims shall not exceed an amount equal to the value as of the Effective Time of the consideration to be provided by National Media under this Agreement.

             (b) The liability of the Holders in respect of a claim relating to a liability incurred, or owing, by a Company shall, in the absence of fraud on the part of any of the Holders in relation to such liability and/or the non-disclosure thereof to National Media, not exceed the amount of that liability, notwithstanding the basis upon which the consideration for the New Zealand shares has been calculated.

             (c) To the extent that the total amount of all claims does not exceed US$300,000, the liability of the Holders to indemnify the Parent or relevant Company, as the case may be, shall be limited to 50% of the amount of the aggregate claims up to $300,000.00 and for 100% thereafter, subject to the other provisions of this Article 8.

             (d) If a claim arises in relation to any matter in respect of which the relevant Company is indemnified under any policy of insurance (or would have been so entitled had any insurance policy in force at the Effective Time not been canceled or altered at the express insistence of National Media) the liability of the Holders in respect of such claim shall be limited to such amount (if any) as is not (or would not have been) indemnified by such insurance.

             (e) If a claim arises due to any amount provided for present or future taxes in the financial statements of either of the Companies at March 31, 1996 being inadequate, the Holders shall not be liable in respect of such claim to the extent that the deficiency results from an error by Ernst & Young in calculation of the amount provided unless the error was caused by incorrect information provided by either of the Companies.


                               General Provisions

     Section 8.7   Disclosure Schedules. Any disclosure made with reference to
                   --------------------
one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent.

     Section 8.8   Notices.  All notices and other communications given or made
                   -------
pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three (3) days after dispatch by recognized expedited courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):


     (a)  If to Parent:                       With a copy to:

     National Media Corporation               Klehr, Harrison, Harvey, Branzburg
     1700 Walnut Street, 9th Floor            & Ellers
     Philadelphia, PA 19103                   1401 Walnut Street
     Telecopier No.:(215) 772-5013            Philadelphia, PA  19102
     Attention:  Brian J. Sisko, Vice Pres./  Telecopier No.:(215) 568-6603
                 Corporate Development        Attention: Stephen T. Burdumy,Esq.

     (b) If to a Holder:                      With a copy to:

     c/o Suzanne Paul Holdings Pty Limited    Russell McVeagh Mckenzie Bartleet
     A.C.N. 003294 764                        & Co.
     1/19-21 Chard Street                     The Shortland Centre
     Brookvale NSW 2100                       51-53 Shortland Street
     Telecopier No.:  02-9930-0500            P.O. Box 8
                                              Auckland 1, New Zealand
                                              Telecopier No.:  0-9-377-1849
                                              Attention:  John O. Lusk

     Section 8.9   Certain Definitions.  For purposes of this Agreement,
                   -------------------
the term:
             (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which either of the Companies (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

             (b) "business day" means any day other than a day on which banks in New York, New York or Sydney, Australia are required or authorized to be closed.

             (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3)) of the Exchange Act); and

             (d) "subsidiary" or "subsidiaries" of any of the Companies, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which a Company, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     Section 8.10  Amendment. This Agreement may be amended by each of the
                   ---------
Holders and Parent, in writing, at any time prior to the Effective Time.

     Section 8.11  Waiver.  At any time prior to the Effective Time, any party
                   ------
hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 8.12  Headings.  The headings contained in this Agreement are for
                   --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.13  Severability. If any term or other provision of this
                   ------------
Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.14  Entire Agreement.  This Agreement constitutes the entire
                   ----------------
agreement between the parties and supersedes all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the terms and provisions of that certain Confidentiality Agreement dated January 15, 1996 (the "Confidentiality Agreement") shall survive the execution of this Agreement and continue in full force and effect. Each Holder hereto agrees to comply with all terms of the Confidentiality Agreement as if he were named a party therein.

     Section 8.15  Assignment. This Agreement shall not be assigned by operation
                   ----------
of law or otherwise, except that Parent may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     Section 8.16  Parties In Interest. This Agreement shall be binding upon and
                   -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 8.17  Failure or Indulgence Not Waiver; Remedies Cumulative.  No
                   -----------------------------------------------------
failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     Section 8.18  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND
                   -------------
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW SOUTH WALES,
AUSTRALIA.

     Section 8.19  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

     Section 8.20  Joint Participation. Each of the Holders has participated in
                   -------------------
the drafting of this Agreement and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted the language.

     Section 8.21  Exhibits and Schedules. All Exhibits and Disclosure Schedules
                   ----------------------
attached hereto are delivered pursuant to this Agreement are incorporated by reference into, and made a part of, this Agreement.

                                   ARTICLE 9

                                Other Provisions

     Section 9.1   Software Rights.  The Companies have been involved in the
                   ---------------
creation of certain computer software designed to assist the Companies carry out the telemarketing, order taking, fulfilment, inventory management, media management, customer service and other functions of the business of the Companies (the "Software"). No intellectual property rights to the Software including, but not limited to, any alterations, additions or improvements thereto made subsequent to the Effective Time, will or shall belong to the Holders.

     Section 9.2   Certain Trademark Rights. The Companies own the rights to the
                   ------------------------
trademark "Suzanne Paul" in various jurisdictions. Subsequent to Closing, SB shall have the non-exclusive right to utilize such trademark as a stage name (in connection with non-competitive endeavors) and for other limited uses approved in advance by Parent. The right to use such trademark shall be royalty free.

     Section 9.3   Waiver of Claims by Companies Against Holders.  Parent shall
                   ---------------------------------------------
ensure that all times after the Effective Time no Company takes any action, proceeding, claim or demand against any of the present or former officers of that Company, or against the present or any former shareholder of that Company, in respect of any act, omission, matter or thing arising prior to March 31, 1996 except insofar as such act, omission, matter or thing may give rise to claim against any of the Holders under the express provisions of this Agreement.

     Section 9.4   Removal of Guarantees.  To the extent that, as the Effective
                   ---------------------
Time, PM and/or SB and/or AM are acting as guarantor or surety for any obligation of the Companies, an effort shall be made to have such guarantees or sureties removed, including, but not limited to, the giving by Parent of a substitute guarantee, but in lieu thereof, Parent shall, after the Effective Time, undertake to indemnify each or all of them concerning such guaranties or suretyships.

     IN WITNESS WHEREOF, Parent and each Holder have caused this Agreement to be executed as of the date first written above.


                              National Media Corporation
                              By: /s/ Mark P. Hershhorn
                                  ---------------------
                                  Name:  Mark P. Hershhorn
                                  Title: President and Chief Executive Officer

                              HOLDERS:


                              /s/ Paul E. Meier
                              ---------------------------------------
                                  Paul E. Meier


                              /s/ Susan Barnes
                              ---------------------------------------
                                  Susan Barnes


                              /s/ Alan Meier
                               --------------------------------------
                                  Alan Meier


                              Tancot Pty Limited


                              By: /s/ Alan Meier
                                  -----------------------------------
                                  Name:  Alan Meier
                                  Title: Director